SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C. 2054

                                Form 12b-25

                        NOTIFICATION OF LATE FILING

                                              Commission File Number 0-8924
                                                                     ------
(Check One:)
               Form 10-K and Form 10KSB      Form 11-K
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                Form 20-F    X   Form 10-Q       Form N-SAR
          -----            -----           -----

          For the Period Ended: March 31, 2003


                Transition Report on Form 10-K
          -----
                Transition Report on Form 20-F
          -----
                Transition Report on Form 11-K
          -----
                Transition Report on Form 10-Q
          -----
                Transition Report on Form N-SAR
          -----


          For the Transition Period Ended:
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___________________________________________________________________________

Read instructions (on back page) Before Preparing Form. Please print or type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
___________________________________________________________________________
If the notification relates to a portion of the filing check above, identify the item(s) to which the notification relates:
___________________________________________________________________________
PART I - REGISTRATION INFORMATION

Trinity Learning Corporation
___________________________________________________________________________
Full Name of Registrant

Trinity Companies, Inc.
___________________________________________________________________________
Former Name if Applicable

2526 Durant Avenue
___________________________________________________________________________
Address of Principal Executive Office (Street and Number)

Berkeley, California 94704
___________________________________________________________________________
City, State and Zip Code


PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b25(b), the following should be completed. (Check box if appropriate).

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

  X  (b)  The subject annual report, semi-annual, transition report on Form
----- 10-K, 10-KSB, 20-F, 11-K, Form 20-F or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12-25(c) has been attached if applicable.


PART III - NARRATIVE RESPONSE

State below in reasonable detail the reasons why Form 10-K and 10-KSB, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

     The Registrant and its accountants need additional time to finalize and analyze the Registrant's financial statements and prepare Management's Discussion and Analysis of Financial Condition and Results of Operations.

PART IV - OTHER INFORMATION

     1. Name and telephone number of person to contact in regard to this notification.

          Douglas D. Cole                   (510)            540-9300
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               (Name)                   (Area Code)    (Telephone Number)

     2.   Have all other periodic reports required under Section 13 of 15
          (d) of the Securities Exchange Act of 1934 of section 30 of the Investment Company Act of 1940 during the preceding 12 months of for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

       X   Yes           No
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___________________________________________________________________________

     3. It is anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

           Yes       X   No
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          If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
___________________________________________________________________________
                          Trinity Companies, Inc.
                (Name of Registrant as specified in Charter)


     has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: May 16, 2003                 By: /S/ Douglas D. Cole
                                   -------------------------------
                                   Douglas D. Cole, CEO